EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on December 9, 2021 by and between A4 Technologies, Inc, a Delaware corporation (“Company”), and Robert Jeffrey Kingston (“Executive”). Alpine 4 Holdings, Inc., a Delaware corporation (“ALPP”) is a party hereto for certain limited purposes under the Agreement.

WHEREAS, concurrent with the execution of this agreement, the Company, ALPP and other parties thereto are entering into a Membership Interest Purchase Agreement (the “Purchase Agreement”), of even or near date hereof; and

WHEREAS, following the closing of the transaction contemplated under the Purchase Agreement (the “Closing”), the Company desires to employ the Executive as President of its Subsidiaries as set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follows:

1.Definitions.

1.1.“Subsidiaries” means the Indiana limited liability companies collectively known as RCA Commercial Electronics, including DTI Services Limited Liability Company, Direct Tech Sales LLC, PMI Group, LLC, Continu.us LLC, and Solas Ray, LLC.

1.2.“Cause” means Executive (i) is convicted of a felony or other crime involving dishonesty towards the Company or any of its Subsidiaries or material misuse of property of the Company or any of its Subsidiaries; (ii) engages in willful misconduct or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers or an intentional act of dishonesty or disloyalty in the course of Executive’s employment; (iii) materially breaches any written policy of the Company, including the Company’s policies prohibiting unlawful harassment, discrimination or retaliation, which breach, if capable of being cured, is not cured within 15 days after written notice thereof to Executive; (iv) refuses to perform Executive’s material obligations under this Agreement (except in connection with a Disability) as reasonably directed by the Board, which failure, if capable of being cured, is not cured within 15 days after written notice thereof to Executive; (v) misappropriates one or more of the Company’s or any of its Subsidiaries business opportunities or material assets; or (vi) breaches Sections 4.5, 4.6, 5, or 6 hereof which breach, if capable of being cured, is not cured within 10 days of written notice thereof has been delivered to Executive; or (vii) materially breaches this Agreement, which breach, if capable of being cured, is not cured within 15 days after written notice thereof to Executive. In each such case where notice and cure is required (i.e. pursuant to clauses (iii), (iv), (vi) and (vii)), such notice shall describe the condition giving rise to “Cause” with reasonable specificity. The Company may allow Executive an extension of time to cure a breach if the Board, in its sole discretion, determines that such extension is appropriate under the circumstances.

1.3.“Good Reason” means the occurrence of any of the following events without the written consent of Executive: (i) a material diminution of Executive’s duties or the assignment to Executive of duties that are inconsistent in any substantial respect with the position, authority or responsibilities associated with Executive’s position as set forth pursuant to Section 2.1, other than any such authorities, duties or responsibilities assigned at any time which are by their nature, or which are identified at the time of assignment, as being temporary or short-term; (ii) the Company’s requiring Executive to be based at a location which is fifty (50) or more miles from the Subsidiaries’ corporate headquarters; or (iii) a material breach by the Company of its obligations pursuant to this Agreement, which such breach goes uncured after notice and a reasonable opportunity to cure, or (iv) permanent disability of Executive or Executive’s spouse

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where demands for home care are such that Executive can no longer effectively perform the Scope of Duties.

2.DUTIES; TERM; TERMINATION.

2.1.Duties. Subject to the terms of this Agreement, Company hereby engages Executive to perform, and Executive shall perform, such duties (the “Duties”) as specified in Exhibit A attached hereto, as amended from time to time in writing signed by Company and Executive (the “Scope of Duties”).  Executive shall report directly to the Company COO, CEO, or Board of Directors (the “Board”), or its designee, of ALPP.

2.2.Term.  Executive’s employment under the terms and conditions of this Agreement shall commence on day of the Closing of the Purchase Agreement (the “Commencement Date”). Such employment shall continue for an initial term of three (3) years following the Commencement Date (the “Initial Term”). The term of Executive’s employment under this Agreement shall be automatically extended on each anniversary of the Commencement Date following the expiration of the Initial Term for an additional one-year term (each, a “Renewal Term”). The Initial Term and any Renewal Terms are collectively referred to as the “Term,” and the Term shall continue as described in the preceding sentence, unless either Executive or the Company has given written notice to the other no less than sixty (60) days prior to the expiration of the Term that the Term shall not be so extended. Notwithstanding the above, the Term shall earlier expire upon the effective date of termination of Executive’s employment pursuant to Section 2.3 hereof.

2.3.Termination of Employment, including special cases of Cause or Good Reason.  The Term and Executive’s employment hereunder may be terminated:

(a)by the Company for Cause, effective on the date on which a written notice to such effect (a “Cause Termination Notice”) is delivered to Executive;

(b)by the Company at any time without Cause (which includes an election by the Company not to renew the Term pursuant to Section 2.2 hereof, the written notice of which shall be deemed a notice of termination without Cause of Executive’s employment hereunder), effective sixty (60) days following the date on which a written notice to such effect is delivered to Executive or, at the election of the Company in its sole discretion, such earlier date as is reasonably designated by the Company, provided that the Company shall continue to pay Executive’s Base Compensation for sixty (60) days following such notice of termination

(c)by Executive for Good Reason provided, however, no event shall be deemed to be “Good Reason” unless within thirty (30) days after Executive’s knowledge of the initial existence of such event, Executive shall have given the Company written notice thereof specifically describing the event giving rise to “Good Reason” and allowing the Company a period of thirty (30) days from the date of receipt of the notice to remedy such event, and the Company shall have failed to cure such event within such period. Notwithstanding the foregoing, in no case will an event give rise to “Good Reason” hereunder unless within ten (10) days after the expiration of the period provided in Executive’s notice to the Company to remedy said event but in no case later than one hundred and twenty (120) days after the initial existence of said event, Executive shall have actually terminated his employment with the Company by giving written notice of resignation for failure of the Company to remedy such event.

2.4.Agreement Termination.  This Agreement and the Term shall terminate upon the effective date of employment termination pursuant to section 2.3. Notwithstanding the foregoing, the terms of Section 4.5 , Section 4.6, Section 5, and Section 6 of this Agreement will survive termination of this Agreement and Executive, ALPP, and the Company shall remain bound thereby. Termination of this

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Agreement will constitute termination of the Executive’s Duties, and will also terminate Company’s obligation to pay the compensation as provided in Section 3.1, except that accrued vacation will be paid in accordance with state law and Company's customary procedures.

3.COMPENSATION; PAYMENTS; EXPENSES; BENEFITS.

3.1.Compensation.

(a)Salary. During the Term, Company will pay Executive at the base annual rate of $300,000 as a salaried-exempt position.  Executive shall be paid in accordance with the Company’s normal payroll cycle.

(b)A performance review shall be conducted annually, which might provide a basis for an increase in salary during the remainder of the Term.

3.2.Expenses.  Company will reimburse Executive for all “out of pocket” expenses incurred in rendering the Duties.

3.3.Other Benefits and Compensation.

(a)New Product/New Markets Bonus: A bonus may be paid in either Alpine 4 Class A Common Stock or Cash for new product and/or markets development.  Executive will participate in the bonus at the level set by the CEO of Alpine 4. The bonus shall be paid annually 60 days after the close of the year.

(b)120 hours of paid time off per year with Executive’s first-year pro-rated at 60 hours. Beginning January 1, 2022, Executive will receive 120 hours with additional vacation as outlined in the employee handbook.

(c)Paid Holidays as outlined in the employee handbook.

(d)Offer to participate in the company sponsored health and welfare and 401(k) plans. Medical, dental and vision premiums are paid 100% by the company for Executive and any legal dependents.

(e)Executive shall also participate in the Company Employee Stock Option Plan (ESOP) at an Executive level with 100,000 shares vested over two years.

4.COVENANTS, REPRESENTATIONS AND WARRANTIES.  Executive hereby covenants, represents and warrants to Company that:

4.1.Performance of Duties.  The Duties shall be performed in a professional and workmanlike manner and in accordance with industry standards.  Any deliverables provided by Executive shall comply with the requirements set forth in the Scope of Duties.  Executive shall not subcontract or assign Duties without Company’s prior written consent.

4.2.No Conflicts.  Executive’s performance of all the terms of this Agreement and Executive’s work for Company does not and will not breach any invention, assignment or proprietary information agreement with any former employer or other party, or create any conflict of interest with anyone.  Executive will not enter into any other agreement with any other person or entity, either written or oral, in conflict with the terms of this Agreement.

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4.3.Limitation on Disclosures.  Executive will not disclose to Company or use for the benefit of Company any confidential information of a third party or derived from sources other than engagement with Company or association with Company during the Term.

4.4.No Conflicts of Interest.  During the term of this Agreement Executive will not, without the prior written approval of the Company, directly or indirectly participate in or assist any business that is a current or potential supplier, customer or competitor of Company; provided, however, that Executive may invest in such companies to an extent not exceeding one percent (1%) of the total outstanding shares in each of one or more such companies whose shares are listed on a national securities exchange or quoted daily by NASDAQ or NYSE.

4.5.Non-Compete.  In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges and agrees that during the Term with the Company and its Relationship with the Subsidiaries, Executive shall become familiar with the Subsidiaries’ trade secrets and with other Confidential Information and that Executive’s services have been and shall be of special, unique and extraordinary value to the Company and its Subsidiaries, and therefore, Executive agrees that, during his or her employment with the Company and for a period of five (5) years after the termination of the Term and this Agreement (the “Non-Compete Period”), Executive shall not directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant or otherwise) own any interest in, operate, invest in, manage, control, participate in, consult with, render services for (alone or in association with any person or entity), in any manner engage in any business activity on behalf of a Competing Business within any geographical area in which the Subsidiaries operates or plan to operate. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation. For purposes of this paragraph, “Competing Business” means a business similar to that of the Subsidiaries, including and type of business which Subsidiaries have plans to engage in, or any business which Subsidiaries has engaged in during Executive’s Relationship with the Subsidiaries.  If Company defaults in its obligations under this Agreement and such default is not remedied within ninety (90) days from the date of such default, then the Executive will automatically be released from the non-compete provisions set forth in this section.

4.6.Non-Solicitation.  During Executive’s employment with Company and for five (5) years after termination of employment with the Company, in order to enable Company to maintain a stable work force and to operate its business, Executive shall not, without the prior written consent of the Company, either directly or indirectly solicit, induce, recruit or encourage any of Company’s Executives, employees, contractors, vendors or customers to leave their employment or engagement with Company, either for Executive or for any other person or entity.  During Executive’s employment with Company and for five (5) years after termination of employment with the Company, Executive shall not directly or indirectly, solicit, take away, divert or attempt to divert, the business or patronage of any clients or customers, of the Subsidiaries, for the purpose of providing services that materially compete with the services provided by the Subsidiaries at the time of Executive’s termination. For purposes of this Agreement, “services provided by the Subsidiaries” includes not only services which the Subsidiaries then provides and/or markets or sells, but also those which it is in the process of researching and/or developing, at the time of Executive’s termination, and/or as to which, at the time of Executive’s termination, the Subsidiaries have a strategic business plan in place to research, develop and/or market at some time in the future. The restrictions on soliciting or providing services to customers of the Subsidiary apply to: (i) any customer or customer contact of the Subsidiaries with whom Executive has had any business relations during his employment (whether before or after the Commencement Date) with the Company or its Subsidiaries; and (ii) any customer or customer contact who was a customer or customer contact of the Subsidiaries on the date of Executive’s termination from the Company or during the twelve (12) month period prior to such termination, or who was a prospective customer or customer contact of the Subsidiaries

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with whom the Subsidiaries had actually met with, or had written (including, without limitation, via email) or telephonic communications with, during said period(s).

5.CONFIDENTIALITY.

5.1.Definitions.

(a)Relationship (“Relationship”) shall mean any employment, consulting, officer, manager, board member, affiliate, collaborative, or founder relationship between the Executive and Company and/or Subsidiaries, whether commenced prior to, upon or after the date of this Agreement.

(b) Confidential information (“Confidential Information”) shall mean all information which Executive may produce, obtain, or otherwise learn of during the Relationship,  including but not limited to all information of Company and Subsidiaries that existed before and up to the Closing of the Purchase Agreement, that is either acknowledged as confidential by Company and/or Subsidiaries, or whose confidential nature is reasonably apparent based on the circumstances under which the information was produced, obtained, or otherwise learned of or made available, including without limitation: (a) all matters of a technical nature, such as trade secrets, intellectual property, know-how, formulae, computer programs, source code, object code, machine code, routines, algorithms, software and documentation, secret processes or machines, inventions and research projects; (b) all matters of a business nature, such as information about costs, profits, markets, sales, customers, business contacts, suppliers, and Executives (including salary, evaluation, and other personnel data); (c) all plans for further development; and (d) any other information of a similar nature.  Although certain information or technology may be generally known in the relevant industry, the fact that Company and its Subsidiaries use it, and how Company and Subsidiaries use it, may not be so known, and therefore is Confidential Information.  Furthermore, the fact that various fragments of information or data may be generally known in the relevant industry does not mean that the manner in which Company and Subsidiaries combines them and the results obtained thereby are so known, and in such instance that fact also is Confidential Information.  For the avoidance of doubt, Confidential Information may include proprietary or confidential information of any third party disclosed to Company or its Subsidiaries under condition of confidentiality.  Notwithstanding the foregoing, “Confidential Information” does not include information that Executive can demonstrate by documentation: (i) was already known to Executive prior to the Relationship; (ii) was or is independently developed by Executive without reference to or use of any Confidential Information; (iii) was or becomes generally known by the public not as a result of any inaction or action of the Executive.

5.2.Obligations of Confidentiality and Limited Use.  Executive shall regard and preserve as confidential, and shall not divulge to unauthorized persons or use, or authorize or encourage persons who are under Executive’s direction or supervision to use, for any unauthorized purposes, either during or after the term of the engagement, any Confidential Information. Executive shall not deliver, reproduce, or in any way allow any such Confidential Information to be delivered to or used by any third parties for any purpose (including, without limitation, any purpose harmful to or competitive with the interests of the Company or its Subsidiaries) without the specific direction or consent of a duly authorized representative of the ALPP. Executive acknowledges and agrees that some of the Confidential Information may be considered “material non-public information” for purposes of the federal securities laws (“Insider Information”) and that the Executive will abide by all securities laws relating to the handling of and acting upon Insider Information.

5.3.Exceptions to Obligations of Non-Disclosure.  Notwithstanding the foregoing nondisclosure obligations:

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(a)Executive may disclose Confidential Information to the extent required by law or valid order of a court or other governmental authority; provided that Executive shall first have given notice to Company and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued; and

(b)Pursuant to 18 U.S.C. Section 1833(b), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

5.4.Return of Confidential Information.  Upon request by Company, Executive agrees to promptly deliver or destroy (as instructed by Company) to Company the original and any copies of Confidential Information, whether physical or digital.

6.OWNERSHIP RIGHTS.

6.1.Ownership of Inventions.  Executive will promptly disclose in writing to the Company all inventions (whether or not patentable), ideas, improvements, techniques, know-how, concepts, processes, discoveries, developments, designs, formulae, artwork, content, software programs, other copyrightable works, trade secrets, technology, algorithms, data and any other work product created, conceived or developed by Executive (whether alone or jointly with others) during the Relationship, or which relate to any Confidential Information (collectively, “Inventions”).  Executive hereby agrees that all Inventions and all right, title and interest therein, including without limitation patents, patent rights, copyrights, mask work rights, trade secret rights and other intellectual property rights anywhere in the world (collectively “Rights”), are the sole property of Company.  Executive agrees to assign and hereby assigns to Company all Inventions and all Rights on a perpetual, worldwide and royalty-free basis.  Executive agrees to perform all acts deemed necessary or desirable by Company to permit and assist it in evidencing, perfecting, obtaining, maintaining, defending and enforcing its Rights and/or Executive’s assignment with respect to such Inventions in any and all countries.  Such acts may include without limitation the execution of documents and assistance or cooperation in legal proceedings.  Executive hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Executive’s agents and attorneys-in-fact to act for and on behalf and instead of Executive to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Executive.

6.2.Ownership of Confidential Information.  As between the parties, Executive hereby agrees that all Confidential Information and rights therein are the sole property of Company.  Executive agrees to assign and hereby assigns to Company any rights or interests Executive may have or acquire in Confidential Information and all rights relating to all Confidential Information.

6.3.Moral Rights. Executive hereby irrevocably transfers and assigns to the Company any and all Moral Rights that Executive may have in any Inventions. Executive also hereby forever waives and agrees never to assert against the Company, its successors or licensees any and all Moral Rights which Executive may have in any Inventions, even after termination of Executive’s employment with the Company. For purposes of this Agreement, the term “Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty.

6.4.License to Preexisting IP.  Executive agrees not to use or incorporate into Inventions any intellectual property developed by any third party, or any intellectual property of Executive that has not been assigned to Company (collectively “Preexisting IP”), without benefit of license to do so.

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In the event Executive uses or incorporates Executive’s Preexisting IP into Inventions, Executive hereby grants to Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide right, with the right to sublicense through multiple levels of sublicensees, to use, reproduce, distribute, create derivative works of, publicly perform and publicly display in any medium or format, whether now known or later developed, such Preexisting IP incorporated or used in Inventions.  However, in no event will Executive incorporate into Inventions any software code licensed under the GNU GPL or LGPL or any similar “open source” license, without written permission to do so from ALPP.  Executive represents and warrants that Executive has an unqualified right to license to Company all of their Preexisting IP as provided in this Section 6.4.

7.GENERAL TERMS.

7.1.Severability; Amendment; Waiver.  If the application of any provision or provisions of this Agreement to any particular facts or circumstances is held to be invalid or unenforceable by any court of competent jurisdiction, then the validity and enforceability of such provision or provisions as applied to any other particular facts or circumstances and the validity of other provisions of this Agreement will not in any way be affected or impaired thereby.  This Agreement may not be amended or waived except in a written amendment executed by Executive and an officer of Company and ALPP.  The waiver of any one default will not waive any other default.

7.2.Governing Law.  This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of Indiana, without giving effect to any conflicts of laws principles that require the application of the law of a different jurisdiction.  The prevailing party will be entitled to reasonable attorneys’ fees and expenses.

7.3.Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to the addresses set forth in the signature block below or such other address as either party may specify in writing.

7.4.Assignment.  Neither party shall assign this Agreement without the prior written consent of the other party.  This Agreement will inure to the benefit of and will be binding upon the successors and permitted assigns of the parties, including without limitation any entity acquiring all or substantially all of the assets or voting stock of Company and any wholly-owned U.S. subsidiary of Company.

7.5.Interpretation.  The language of this Agreement will be construed as a whole according to its fair meaning, and not strictly for or against any of the parties.  The section headings in this Agreement are solely for convenience and will not be considered in its interpretation.

7.6.Counterparts; Exhibits.  This Agreement may be executed in any number of counterparts, each of which will be an original, but all of which together will constitute one instrument.  The exhibits referred to herein and annexed hereto are hereby incorporated into and made a part of this Agreement.

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IN WITNESS WHEREOF, for the purpose of binding the parties hereto to this Agreement, the parties or their duly authorized representatives have signed their names on the dates indicated below.  Executive understands that, notwithstanding the date of execution or acceptance by Company, this Agreement is effective as of the Effective Date.

COMPANY

A4 TECHNOLOGIES, INC.

By:	/s/
Name:
Title:

ALPP

ALPINE 4 HOLDINGS, INC.

By:	/s/
Name:
Title:

Executive

By:	/s/ Robert Jeffrey Kingston
Robert Jeffrey Kingston

Address:

Phone:

EXECUTION COPYSIGNATURE PAGE TO EXECUTIVE AGREEMENT

EXHIBIT A

SCOPE OF DUTIES

Duties

Reporting Relationships:  This position will report directly to the COO and CEO of ALPP and the Company. ALPP may add new direct reports as needed.

Executive:

■During the Term, Executive shall serve as President of the Subsidiaries and shall perform the normal duties, responsibilities and functions of a President of a company of a similar size and type and shall have such power and authority as shall reasonably be required to enable Executive to perform Executive’s duties hereunder in a manner consistent with the traditional responsibilities of the office of President, subject to the power and authority of the Company COO, CEO, or Board to expand or limit such duties, responsibilities, functions, power and authority and to overrule actions of officers of Company’s Subsidiaries.

■During the Term, Executive shall (i) render such administrative, financial and other executive and managerial services to the Company and its Subsidiaries which are consistent with Executive’s position as President, as the Board may from time to time direct, (ii) report to the Company COO or CEO or Board and devote Executive’s best efforts and Executive’s full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries and (iii) submit to the Company COO or CEO or Board all business, commercial and investment opportunities presented to Executive or of which Executive becomes aware which relate to the business of the Company and its Subsidiaries.  In furtherance of the preceding, Executive shall perform Executive’s duties, responsibilities and functions to the Company and its Subsidiaries hereunder to the best of Executive’s abilities in a diligent, trustworthy and professional manner and shall devote his full business time and efforts to the business and affairs of the Company.

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